Exhibit 10.1

RINGCENTRAL, INC.

CHANGE OF CONTROL AND SEVERANCE POLICY

(Adopted on August 7, 2023)

This RingCentral, Inc. Change of Control and Severance Policy (the “Policy”) is designed to provide certain protections to a select group of designated key employees of RingCentral, Inc. (the “Company”) or any of its subsidiaries if they experience a qualified termination under the circumstances described in this Policy. The Policy is designed to be an “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and this document is both the formal plan document and the required summary plan description for the Policy.

1.Eligible Employee: An individual is only eligible for protection under this Policy if he or she is an Eligible Employee and complies with its terms (including any terms in such Eligible Employee’s Participation Agreement (as defined below)). An “Eligible Employee” is an employee of the Company or any subsidiary of the Company who has (a) been designated by the Administrator as eligible to participate in the Policy, whether individually or by position or category of position and (b) executed a participation agreement in the form attached hereto as Exhibit A (a “Participation Agreement”). An individual’s failure to execute his or her Participation Agreement will result in that individual not being an Eligible Employee.

2.Policy Benefits: An Eligible Employee will be eligible to receive the payments and benefits under this Policy and his or her Participation Agreement upon his or her Qualified Termination. The amount and terms of any Equity Vesting, Salary Severance, Bonus Severance, and COBRA Benefit that an Eligible Employee may receive upon his or her Qualified Termination will be set forth in his or her Participation Agreement. All benefits under this Policy will be subject to the Eligible Employee’s compliance with the Release Requirement and any timing modifications required to avoid adverse taxation under Section 409A.

3.Salary Severance: On a Qualified Termination, an Eligible Employee will be eligible to receive salary severance payment(s) equal to the applicable percentage (set forth in his or her Participation Agreement) of his or her Base Salary. The Eligible Employee’s salary severance payment(s) will be paid in cash at the time(s) specified in his or her Participation Agreement.

4.Bonus Severance: To the extent specified in his or her Participation Agreement, on a Qualified Termination, an Eligible Employee will be eligible to receive bonus severance payment(s) with respect to the Eligible Employee’s annual bonus. If applicable, the Eligible Employee’s bonus severance payment(s) will be paid in cash at the time(s) specified in his or her Participation Agreement.

5.COBRA Benefit: On a Qualified Termination, if the Eligible Employee, and any spouse and/or dependents of the Eligible Employee (“Family Members”) has or have coverage on the date of the Eligible Employee’s Qualified Termination under a group health plan sponsored by the Company or any subsidiary of the Company, the Eligible Employee will be eligible to receive from the Company reimbursement of the total applicable premium cost for continued group health plan coverage under COBRA during the period of time following the Eligible Employee’s employment termination, as set forth in the Eligible Employee’s Participation Agreement, provided that the Eligible Employee validly elects and is eligible to continue coverage under COBRA for the Eligible Employee and his or her Family Members. However, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to the Eligible Employee a lump sum payment equal to the monthly COBRA premium (on an after-tax basis) that the Eligible Employee would be required to pay to continue the group health coverage in effect on the date of the Eligible Employee’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by the number of months in the period of time set forth in the Eligible Employee’s Participation Agreement following the termination, which payments will be made regardless of whether the Eligible Employee elects COBRA continuation coverage. Notwithstanding the foregoing, the Company may modify the continuation coverage contemplated by this Section 5 to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company or any subsidiary of the Company for failure to comply with the nondiscrimination requirements of Section 105(h) of the Code, as amended; the Patient Protection and Affordable Care Act of 2010, as amended; and/or the Health Care and Education Reconciliation Act of 2010, as amended, and in each case, the regulations and guidance promulgated thereunder (to the extent applicable). Furthermore, for any Eligible Employee who, due to non-U.S. local law considerations, is covered by a health plan that is not subject to COBRA, the Company may (in its discretion) instead provide cash or continued coverage in a manner intended to replicate the benefits of this Section 5 and to comply with applicable local law considerations.

6.Equity Vesting: On a Qualified Termination a portion of the Eligible Employee’s Equity Awards will vest and, to the extent applicable, become immediately exercisable to the extent specifically provided in the Eligible Employee’s Participation Agreement (it being understood that forfeiture of any Equity Awards due to termination of employment will be tolled to the extent necessary to implement this Section 6). Any restricted stock units or similar full value Equity Awards that vest under this Section 6 will be settled on the 61st day following the Eligible Employee’s Qualified Termination (or if the portion of any such Equity Award that is to vest under this Section 6 is not determinable as of such day, then as soon as administratively practicable after the amount of such vesting is determinable is determinable and in no event later than the last day of the first taxable year of the Eligible Employee’s taxable year in which the amount of such vesting becomes determinable).

7.Death of Eligible Employee: If the Eligible Employee dies after a Qualified Termination and before all payments or benefits he or she is entitled to receive under this Policy have been paid, then any such unpaid severance payments or benefits will be paid to his or her designated beneficiary, if living, or otherwise to his or her personal representative in a lump-sum payment as soon as possible following his or her death.

8.Recoupment: If the Company discovers after the Eligible Employee’s receipt of payments or benefits under this Policy that grounds for the termination of the Eligible Employee’s employment for Cause existed, then the Eligible Employee will not receive any further payments or benefits under this Policy and, to the extent permitted under applicable laws, will be required to repay to the Company any payments or benefits he or she received under the Policy (and any financial gain derived from such payments or benefits).

9.Release: The Eligible Employee’s receipt of any severance payments or benefits upon his or her Qualified Termination under this Policy is subject to the Eligible Employee signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage the Company and its subsidiaries, non-solicit provisions, and other standard terms and conditions) (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Eligible Employee’s Qualified Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Eligible Employee will forfeit any right to severance payments or benefits under this Policy. In no event will severance payments or benefits under the Policy be paid or provided until the Release actually becomes effective and irrevocable. Notwithstanding any other payment schedule set forth in this Policy or the Eligible Employee’s Participation Agreement, none of the severance payments and benefits payable upon such Eligible Employee’s Qualified Termination under this Policy will be paid or otherwise provided until after the 60th day following the Eligible Employee’s Qualified Termination. Except as otherwise set forth in an Eligible Employee’s Participation Agreement or to the extent that payments are delayed under the paragraph below entitled “Section 409A,” on the first regular payroll pay day following the 60th day following the Eligible Employee’s Qualified Termination (such pay day, the “Initial Payment Date”), the Company will pay or provide the Eligible Employee the severance payments and benefits that the Eligible Employee would otherwise have received under this Policy on or prior to such date, with the balance of such severance payments and benefits being paid or provided as originally scheduled.

10.Section 409A: The Company intends that all payments and benefits provided under this Policy or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No payment or benefits to be paid to an Eligible Employee, if any, under this Policy or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until such Eligible Employee has a “separation from service” within the meaning of Section 409A. If, at the time of the Eligible Employee’s termination of employment, the Eligible Employee is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Eligible Employee will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following his or her termination of employment. The Company reserves the right to amend the Policy as it deems necessary or advisable, in its sole discretion and without the consent of any Eligible Employee or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Policy is a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company or any subsidiary of the Company reimburse any Eligible Employee for any taxes that may be imposed on him or her, including as a result of Section 409A.

11.Parachute Payments:

a.Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that an Eligible Employee would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards; and (iii) reduction of employee benefits. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Eligible Employee’s equity awards.

a.Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that firm provide detailed supporting calculations both to the Company and the Eligible Employee prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Eligible Employee at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Eligible Employee will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and the Eligible Employee, and the Company will have no liability to the Eligible Employee for the determinations of the firm.

12.Administration: The Policy will be administered by the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board or its delegate, but only to the extent of such delegation of authority or responsibility (in each case, an “Administrator”). The Administrator will have full discretion to administer and interpret the Policy. Any decision made or other action taken by the Administrator with respect to the Policy and any interpretation by the Administrator of any term or condition of the Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator is the “named fiduciary” and “plan administrator” of the Policy for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. The Administrator may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Policy.

13.Attorneys’ Fees: The Company and each Eligible Employee will bear their own attorneys’ fees incurred in connection with any disputes between them.

14.Exclusive Benefits: Except as may be set forth in an Eligible Employee’s Participation Agreement, this Policy is intended to be the only agreement between the Eligible Employee and the Company and/or any subsidiary of the Company regarding any change of control or severance payments or benefits to be paid to the Eligible Employee on account of a termination of employment whether unrelated to, concurrent with, or following, a change of control. Accordingly, by executing a Participation Agreement, an Eligible Employee hereby forfeits and waives any rights to any severance or change of control benefits set forth in (a) the Company’s Equity Acceleration Policy and any participation agreement between the Eligible Employee and the Company thereunder or (b) any offer letter, employment or severance agreement, equity award agreement, and/or other agreement between the Eligible Employee and the Company or any subsidiary of the Company, except as set forth in this Policy and the Eligible Employee’s Participation Agreement.

15.Tax Obligations: All payments and benefits under this Policy will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all U.S. federal, state, local and/or non-U.S. taxes required to be withheld therefrom and any other required payroll deductions. The Company will not pay any Eligible Employee’s taxes arising from or relating to any payments or benefits under this Policy. The Eligible Employee will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Policy, and the Eligible Employee will not be reimbursed by the Company for any such payments.

16.Amendment or Termination: The Board or the Compensation Committee may amend or terminate the Policy in writing at any time, without advance notice to any Eligible Employee or other individual and without regard to the effect of the amendment on any Eligible Employee or on any other individual; provided, however, that any amendment of the Policy that is adverse to an Eligible Employee will not be effective with respect to such Eligible Employee without such Eligible Employee’s prior written consent. Any action to amend or terminate the Policy will be taken in a non-fiduciary capacity.

17.Claims Procedure: Any Eligible Employee who believes he or she is entitled to any payment under the Policy may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also describe any additional information needed to support the claim and the Policy’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90- day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

18.Appeal Procedure: If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of the decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

19.Successors: Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) must assume the obligations under the Policy and agree expressly to perform the obligations under the Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Policy, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of the Policy by operation of law, or otherwise.

20.Applicable Law: The provisions of the Policy will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).

21.Definitions: Unless otherwise defined in an Eligible Employee’s Participation Agreement, the following terms will have the following meanings for purposes of this Policy and the Eligible Employee’s Participation Agreement:
a.“Base Salary” means the Eligible Employee’s monthly base salary as in effect immediately prior to his or her Qualified Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Eligible Employee’s monthly base salary in effect immediately before such reduction) or, if the Eligible Employee’s Qualified Termination occurs both during the Change of Control Period and following the Change of Control, at the level in effect immediately prior to the Change of Control if the pre-Change of Control amount is greater.
b.“Board” means the Board of Directors of the Company.
c.“Cause” means, unless otherwise defined in the Participation Agreement, the Eligible Employee’s (a) commission of fraud, misappropriation, embezzlement or breach of fiduciary duty, (b) material breach or repeated failure to perform the Eligible Employee’s employment duties to the Company or the subsidiary of the Company employing the Eligible Employee, material breach of the Eligible Employee’s confidentiality agreement or any other similar agreement between the Eligible Employee and the Company or any subsidiary of the Company, conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair the Eligible Employee’s performance of the Eligible Employee’s employment duties), or (e) commission of any act of fraud or embezzlement or any act of dishonesty or any other willful misconduct that has caused or is reasonably expected to result in a material injury to the Company or any of its subsidiaries.
d.“Change of Control” means the occurrence of any of the following events:
i.a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, if any one Person is already considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional stock by such Person will not be considered a Change in Control; or;
ii.A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
iii.A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
Further and for the avoidance of doubt, a transaction or series of transactions will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
e.“Change of Control Period” will mean the period beginning 3 months prior to a Change of Control and ending 12 months following a Change of Control.
f.“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
g.“COBRA Severance” means payments or benefits to be provided under Section 5.
h.“Code” means the Internal Revenue Code of 1986.
i.“Compensation Committee” means the Compensation Committee of the Board.
j.“Disability” means an Eligible Employee has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Alternatively, an Eligible Employee will be deemed disabled if determined to be totally disabled by the Social Security Administration. Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company or the subsidiary of the Company employing the Eligible Employee, as applicable, of its intention to terminate the Eligible Employee’s employment. In the event that the Eligible Employee resumes the performance of substantially all of the Eligible Employee’s duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate based on Disability will automatically be deemed to have been revoked.
k.“Equity Awards” means an Eligible Employee’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity incentive awards.
l.“Good Reason” means, unless otherwise defined in the Participation Agreement, an Eligible Employee’s resignation of employment from all positions the Eligible Employee holds with the Company and its subsidiaries (or the acquirer) following the occurrence of at least one of the following events that occurs without the Eligible Employee’s consent: (a) a material diminution of at least 5% in the Eligible Employee’s overall annual compensation (it being agreed that the Eligible Employee’s failure to achieve or be paid any target bonus does not constitute a 5% reduction of the Eligible Employee’s overall compensation), (b) a material diminution in the Eligible Employee’s authority, responsibilities, or duties (except that a change in job position or title, without more, shall not be a material diminution), or (c) the Company or acquirer’s requirement that the Eligible Employee relocate his or her primary work location to a location that would increase the Eligible Employee’s one-way commute distance by more than 30 miles than the Eligible Employee’s current commute distance to the Company’s then-current corporate offices. In the event of a Change in Control, if the Eligible Employee maintains the same authority, responsibilities and duties with respect to the Company as a publicly traded company after the Change in Control, there will not be Good Reason under subsection (b). For Good Reason to be established, the Eligible Employee must provide written notice to the Company’s General Counsel within 90 days immediately following such event, the Company must fail to remedy such event within 30 days after receipt of such notice, and the Eligible Employee’s resignation must be effective not later than 90 days after the expiration of such cure period. For purposes of notice, if a “diminution” occurs incrementally over a period of time (not to exceed 12 months from the date of the Change of Control), the “event” shall not be deemed to occur until the end of such diminution period.
m.“Qualified Termination” has the meaning set forth in the Eligible Employee’s Participation Agreement.
n.“Severance Benefits” means Salary Severance, Bonus Severance, COBRA Severance or Equity Vesting.

Plan Name:	RingCentral, Inc. Change of Control and Severance Policy

Plan Sponsor:	RingCentral, Inc.
20 Davis Drive
Belmont, CA 94002

Identification Numbers:	EIN: 94-3322844

Plan:________

Plan Year:	Company’s Fiscal Year

Plan Administrator:	RingCentral, Inc.
Attention: Administrator of the RingCentral, Inc. Change of Control and Severance Policy
20 Davis Drive
Belmont, CA 94002

Agent for Service of Legal Process:	RingCentral, Inc.
20 Davis Drive
Belmont, CA 94002

Service of process may also be made upon the Plan Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Policy is paid by the Company.

Statement of ERISA Rights:

Eligible Employees have certain rights and protections under ERISA:

They may examine (without charge) all Policy documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Policy’s annual report (Internal Revenue Service Form 5500). These documents are available for review in the Company’s Human Resources Department.

They may obtain copies of all Policy documents and other Policy information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Policy. The people who operate the Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of Eligible Employees. No one, including the Company or any other person, may fire or otherwise discriminate against an Eligible Employee in any way to prevent them from obtaining a benefit under the Policy or exercising rights under ERISA. If an Eligible Employee’s claim for a severance benefit is denied, in whole or in part, they must receive a written explanation of the reason for the denial. An Eligible Employee has the right to have the denial of their claim reviewed. (The claim review procedure is explained above.)

Under ERISA, there are steps Eligible Employees can take to enforce the above rights. For instance, if an Eligible Employee requests materials and does not receive them within 30 days, they may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Eligible Employee up to $110 a day until they receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an Eligible Employee has a claim which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that an Eligible Employee is discriminated against for asserting their rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If the Eligible Employee is successful, the court may order the person sued to pay these costs and fees. If the Eligible Employee loses, the court may order the Eligible Employee to pay these costs and fees, for example, if it finds that the claim is frivolous.

If an Eligible Employee has any questions regarding the Policy, please contact the Plan Administrator. If an Eligible Employee has any questions about this statement or about their rights under ERISA, they may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. An Eligible Employee may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

EXHIBIT A

Change of Control and Severance Policy Participation Agreement

This Participation Agreement (“Agreement”) is made and entered into by and between [Eligible Employee] on the one hand, and RingCentral, Inc. (the “Company”) on the other.

You have been designated as eligible to participate in the Policy, a copy of which is attached hereto, pursuant to which you are eligible to receive the following severance payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy.

“Qualified Termination” means a termination of your employment by the Company (or any of its subsidiaries) without Cause (including a termination of employment due to your death or Disability) or by you for Good Reason, in either case (a) during the Change of Control Period (a “CIC Qualified Termination”) or (b) outside the Change of Control Period (a “Non-CIC Qualified Termination”).

Non-CIC Qualified Termination

•Salary Severance: You will receive continuing cash payments of severance pay at a rate equal to your Base Salary for [•] months after your Non-CIC Qualified Termination, which will be paid (less applicable withholding taxes) in accordance with the Company’s regular payroll procedures.
•COBRA Severance: You will receive reimbursement of continued health coverage under COBRA or a taxable lump sum payment in lieu of reimbursement, as applicable and as described in Section 5 of the Policy, for a period of [•] months following the date of your Non-CIC Qualified Termination.
•Equity Vesting: You will receive vesting acceleration as to any Equity Awards that are outstanding and unvested as of the date of your Non-CIC Qualified Termination that otherwise would have vested had you remained employed during the 12-month period following the date of the Non-CIC Qualified Termination. If, however, any portion of an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria (such portion of an Equity Award, a “Performance Based Tranche”), then, unless otherwise determined by the applicable agreement governing the Equity Award, the Performance Based Tranche will become vested and, to the extent applicable, become immediately exercisable as to (a) if the Non-CIC Qualified Termination occurs before the applicable performance period has ended, 100% of the portion of the Performance Based Tranche that otherwise would have vested during the 12-month period assuming the performance criteria for the performance period had been achieved at target levels, or (b) if the Non-CIC Qualified Termination occurs after the applicable performance period has ended, 100% of the portion of the Performance Based Tranche that otherwise would have vested during the 12-month period based on actual achievement of the performance criteria for the performance period.

CIC Qualified Termination
•Salary Severance: You will receive a lump-sum cash payment equal to [•] months of your Base Salary, which will be paid on the later of (A) the Initial Payment Date or (B) on or as soon as administratively practicable following the closing date of the applicable Change of Control (but in no event later than 30 days following such closing date).
•CEO & Executive Chair Only—Bonus Severance: You will receive a lump-sum cash payment equal to 150% of your target annual bonus, which will be paid on the later of (A) the Initial Payment Date or (B) on or as soon as administratively practicable following the closing date of the applicable Change of Control (but in no event later than 30 days following such closing date).
•COBRA Severance: You will receive reimbursement of continued health coverage under COBRA or a taxable lump sum payment in lieu of reimbursement, as applicable and as described in Section 5 of the Policy, for a period of [•] months following the date of your Non-CIC Qualified Termination.
•Equity Vesting: Subject to the following sentence, 100% of your then-outstanding and unvested Equity Awards will become vested in full and, to the extent applicable, become immediately exercisable. If, however, any portion of an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria (such portion of an Equity Award, a “Performance-Based Tranche”), then, unless otherwise determined by the applicable agreement governing the Equity Award, the Performance Based Tranche will become vested and, to the extent applicable, become immediately exercisable as to:
a.if the applicable Change of Control occurs before the applicable performance period has ended, 100% of the portion of the Performance Based Tranche that otherwise would have vested assuming the performance criteria for the performance period had been achieved at (x) for any such RSUs that vest based on performance metrics other than stock price metrics, target levels, or (y) for any such RSUs that vest based on stock price metrics, the level of achievement of the performance goals using the price payable for a share of the Company’s Class A common stock in connection with the Change of Control as the stock price, or
b.if the Change of Control occurs after the applicable performance period has ended, 100% of the portion of the Performance Based Tranche that otherwise would have vested based on actual achievement of the performance criteria for the performance period.

For the avoidance of doubt, if an Eligible Employee’s Qualified Termination occurs prior to a Change of Control, then any unvested portion of the Eligible Employee’s outstanding time-based Equity Awards will remain outstanding for 3 months so that any additional benefits due on a CIC Qualified Termination can be provided if a Change of Control occurs within 3 months following the Qualified Termination (provided that in no event will the terminated Eligible Employee’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). If no Change of Control occurs within 3 months after a Qualified Termination, any unvested portion of the Eligible Employee’s equity awards automatically will be forfeited permanently without having vested.

Non-Duplication of Payment or Benefits

If (i) an Eligible Employee’s Qualified Termination occurs prior to a Change of Control that qualifies him or her for severance payments and benefits payable on a Non-CIC Qualified Termination under this Policy and the Agreement and (ii) a Change of Control occurs within the 3-month period following the Eligible Employee’s Qualified Termination that qualifies him or her for the severance payments and benefits payable on a CIC Qualified Termination under this Policy, then (i) the Eligible Employee will cease receiving any further payments or benefits under this Policy in connection with his or her Non-CIC Qualified Termination and (ii) the Salary Severance, COBRA Severance, and Equity Vesting otherwise payable on a CIC Qualified Termination under this Agreement each will be offset by the corresponding payments or benefits already paid under this Participation Agreement upon a Non-CIC Qualified Termination.

Other Provisions

Except as set forth in this paragraph, you agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change of control provisions (including, but not limited to, any provisions that provide for vesting acceleration upon a qualifying termination of employment occurring in connection with or following a “change of control” or any similar term) in (a) the Company’s Equity Acceleration Policy and any participation agreement between you and the Company thereunder or (b) any offer letter, employment or severance agreement, equity award agreement, and/or other agreement entered into between you and the Company, except as set forth in the Policy and this Agreement.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

RINGCENTRAL, INC.	ELIGIBLE EMPLOYEE

By:	Signature:

Date:	Date: